FOR IMMEDIATE RELEASE EXHIBIT 99.1

November 6, 2012

For more information contact:

Scott Estes (419) 247-2800

Jay Morgan (419) 247-2800

Health Care REIT, Inc.

Reports Third Quarter Results

Completed approximately $1.0 billion of 3Q12 investments

Announced Sunrise Senior Living acquisition

3Q12 same store cash NOI increased 3.6%

Toledo, Ohio, November 6, 2012…..Health Care REIT, Inc. (NYSE:HCN) today announced operating results for the company’s third quarter ended September 30, 2012.

“Our business model continued to hit on all cylinders during the third quarter,” commented George L. Chapman, Chairman and CEO of Health Care REIT, Inc.  “Our relationship program has produced $1.0 billion of investments in the quarter and $2.9 billion year-to-date.  Our high-quality, diverse portfolio generated another quarter of strong 3.6% same-store NOI growth.  We sit in an excellent liquidity position having successfully raised $2.4 billion of equity during the quarter and our operations team continues to effectively manage our growth.  The completion of the Sunrise Senior Living acquisition coupled with disposition of noncore properties will further strengthen and diversify the quality of our portfolio.  We believe the attributes of our business model position us to continue to deliver consistent and resilient cash flow growth, predictable deal flow, and attractive risk adjusted returns to our shareholders.”

Recent Highlights

•         Announced 125 property acquisition with Sunrise Senior Living

•         Completed approximately $1.0 billion of gross new investments in 3Q12, including $243.5 million with Sunrise

•         Increased 3Q12 same-store cash NOI by 3.6%, including 7.0% growth in our seniors housing operating portfolio

•         Reported 3Q12 normalized FFO of $0.91 per share and normalized FAD of $0.82 per share

•         Completed $133 million in dispositions, generating $13 million in gains for 3Q12

•         Reduced debt to undepreciated book capitalization to 38% at end of 3Q12  from 45% at end of 2Q12

•         Funded $250 million Canadian denominated unsecured term loan (approximately $249 million USD) in July

•         Completed redemptions/conversions of $168 million 4.75% convertible senior unsecured notes due 2027 in August

•         Extinguished $77 million of 8% senior unsecured notes upon maturity in September

•         Issued 43.7 million shares of common stock during 3Q12, generating approximately $2.4 billion of proceeds

•         Increased quarterly cash dividend to $0.765 per share, or $3.06 annually beginning with the February 2013 dividend, up 3.4% versus $2.96 per share to be paid in 2012

Dividends for Third Quarter 2012  As previously announced, the Board of Directors declared a cash dividend for the quarter ended September 30, 2012 of $0.74 per share, as compared to $0.715 per share for the same period in 2011, representing a 3.5% increase.  The cash dividend will be paid on November 20, 2012 and will be the company’s 166th consecutive quarterly dividend payment.  The declaration and payment of quarterly dividends remains subject to review by and approval of the Board of Directors.

Dividends for 2013  The Board of Directors approved a quarterly cash dividend rate of $0.765 per share ($3.06 per share annually), which represents a 3.4% increase, commencing with the February 2013 dividend payment.  The company’s dividend policy was reviewed during the Board’s October meeting. The declaration and payment of quarterly dividends remains subject to review by and approval of the Board of Directors.

3Q12 Earnings Release                                                                                                                                                                November 6, 2012

Third Quarter Investment Highlights  As previously announced, during the quarter the company completed the acquisition of five Sunrise Senior Living properties located in the United Kingdom for $243.5 million at a blended NOI yield of 7.2%.  The five properties were purchased from a partnership between Sunrise and an institutional investor and are included in the previously announced 125 property Sunrise acquisition.  The communities are 100% private pay, include 437 units and are located in attractive metropolitan markets.  Consistent with our seniors housing operating portfolio, we expect annual NOI growth of approximately 4% to 5%.  Sunrise will continue to manage the communities under an incentive-based management contract.

During the quarter the company completed $611 million in seniors housing triple-net lease investments at a blended yield of 7.1%.  The investments include acquisitions totaling $586 million at a blended yield of 7.0%, consisting of 19 facilities operated by Senior Lifestyle for $459 million and five facilities with other operators for $127 million.  In addition, two development projects totaling $25 million at a blended yield of 8.5% were completed during the quarter.

During the quarter the company completed $56 million in medical office building investments at a blended yield of 7.1%.  The investments include the acquisition of three medical office buildings for $50 million and one development completion.  The three buildings acquired total 220,000 rentable square feet, with a yield of 7.0%.  Each building is affiliated with a health system and average occupancy is 98%.  The development completion represents a 13,400 rentable square foot building that is affiliated with a health system and 100% leased with a yield of 8.5%.

Sunrise Acquisition Update  The 125 property acquisition of Sunrise Senior Living, Inc. (NYSE:SRZ) remains on track to close in early 2013.  The company successfully reached agreement to sell the Sunrise management company as announced on September 14, 2012 and continues to work with Sunrise to accelerate the buyout of its partners in certain of the 105 joint venture properties.  The company acquired five of the 105 joint venture properties located in the United Kingdom in the third quarter for approximately $243.5 million.  During the fourth quarter 2012, the company funded its previously announced $467 million loan to Sunrise.  The final amount drawn was $462.5 million.  The proceeds of the loan were used by Sunrise to acquire its partners’ interests in 33 of the 105 joint venture properties.  As a result of the accelerated joint venture buyouts, the company expects the Sunrise acquisition to include 58 wholly owned properties and 67 joint venture properties at closing.  The accelerated joint venture partner buyouts increases the expected real estate value of the 125 properties from approximately $1.9 billion to approximately $3.2 billion.  Of the 67 joint venture properties, 50 properties remain subject to purchase options that the company may exercise to acquire the partners’ interests.

$925 Million Acquisition Pipeline Update  On August 6, 2012, Health Care REIT announced anticipated third quarter 2012 acquisitions of $925 million.  During the third quarter, $634 million of those acquisitions have closed and $291 million are now expected to close in the fourth quarter of 2012.  The aggregate acquisition amount includes approximately $134 million of debt that the company expects to assume at an average interest rate of 5.6%.  Approximately $27 million of the aggregate debt is associated with the third quarter acquisitions and $107 million is associated with the fourth quarter acquisitions.

3Q12 Earnings Release                                                                                                                                                                November 6, 2012

Previously Announced Investments Reconciliation
($ millions)

	3Q12A	4Q12E	1Q13E	Total Announced	Remaining as of 9/30/12
Sunrise Acquisition	$243.5	$462.5	$2,464.2	$3,170.2	$2,926.7
Debt Assumed			$1,556.1	$1,556.1	$1,556.1
Cash Required		$462.5	$908.1		$1,370.6

$925 Million Announced August 6, 2012	$634.2	$291.2		$925.4	$291.2
Debt Assumed	$26.7	$107.5		$134.2	$107.5
Cash Required		$183.7			$183.7

Total Acquisitions	$877.7	$753.7	$2,464.2	$4,095.6	$3,217.9
Debt Assumed	$26.7	$107.5	$1,556.1	$1,690.3	$1,663.6
Cash Required		$646.2	$908.1		$1,554.3

All amounts included in this announcement relating to acquisitions or investments that have not yet closed are preliminary estimates, are subject to downward or upward adjustment, and are subject to change. Furthermore, certain of the estimated investment amounts with respect to the incremental Sunrise investments, including the acquisition of five properties in the United Kingdom, are based on exchange rates in effect as of the time of the estimate. Our anticipated acquisitions and investments are in various stages of closing and some or all of the transactions may not be completed on currently anticipated terms, or within currently anticipated timeframes, or at all. The completion of the anticipated acquisitions and investments is subject to the satisfaction of various conditions.

Outlook for 2012  The company is updating its normalized 2012 FFO and FAD guidance to reflect recently announced investment and capital activity.  Relative to prior FFO and FAD guidance, the midpoint of our guidance ranges would be increasing by $0.04 per share but for the decision to pre-emptively raise capital to fund the Sunrise acquisition, which negatively impacts expectations by $0.11 per share.  As a result, normalized FFO has been updated to a range of $3.49 to $3.53 per diluted share from $3.53 to $3.63 per diluted share and normalized FAD has been updated to a range of $3.07 to $3.11 per diluted share from $3.11 to $3.21 per diluted share. Net income attributable to common stockholders has been revised to a range of $0.91 to $0.95 per diluted share from $1.07 to $1.17 per diluted share.  The company now expects up to $700 million of dispositions in 2012, up from the previous expectation of $300 million, which consist primarily of non-strategic skilled nursing facilities.

The company’s guidance does not include any additional 2012 investments beyond what has been announced, nor any additional transaction costs, capital transactions, impairments, unanticipated additions to the loan loss reserve or other additional one-time items, including any additional cash payments other than normal monthly rental payments.  Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO and FAD.

Conference Call Information  The company has scheduled a conference call on Tuesday, November 6, 2012 at 10:00 a.m. Eastern Time to discuss its third quarter 2012 results, industry trends, portfolio performance and outlook for 2012. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international).  For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through November 20, 2012. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international).  The conference ID number is 40018571. To participate in the webcast, log on to www.hcreit.com  15 minutes before the call to download the necessary software.  Replays will be available for 90 days.

3Q12 Earnings Release                                                                                                                                                                November 6, 2012

Key Performance Indicators
	3Q12	3Q11	Change
Net income (loss) attributable to common
stockholders (NICS) per diluted share	$0.16	$0.21	-24%
Normalized FFO per diluted share	$0.91	$0.89	2%
Normalized FAD per diluted share	$0.82	$0.79	4%
Dividends per common share	$0.74	$0.715	3%
Normalized FFO Payout Ratio	81%	80%
Normalized FAD Payout Ratio	90%	91%

Quarterly Earnings
	NICS			FFO			FAD
	3Q12	3Q11	Change	3Q12	3Q11	Change	3Q12	3Q11	Change
Per diluted share	$0.16	$0.21	-24%	$0.75	$0.85	-12%	$0.67	$0.75	-11%
Includes impact of:
Gains (losses/impairments)(1)	$0.03	$-
Other items, net(2)	$(0.16)	$(0.04)		$(0.16)	$(0.04)		$(0.16)	$(0.04)
Prepaid/straight-line rent receipts(3)							$0.01	$0.01
Per diluted share - normalized(a)				$0.91	$0.89	2%	$0.82	$0.79	4%
(a) Amounts may not sum due to rounding
(1) $5,875,000 and $185,000 of net gains in 3Q12 and 3Q11, respectively.
(2) See Exhibit 1.
(3) $1,956,000 and $1,599,000 of receipts in 3Q12 and 3Q11, respectively.

Supplemental Reporting Measures  The company believes that net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), is the most appropriate earnings measurement. However, the company considers funds from operations (FFO) and funds available for distribution (FAD) to be useful supplemental measures of its operating performance. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO, as defined by NAREIT, means net income, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities.   Normalized FFO represents FFO adjusted for certain items detailed in Exhibit 1.  FAD represents FFO excluding net straight-line rental adjustments, amortization related to above/below market leases and amortization of non-cash interest expenses and less cash used to fund capital expenditures, tenant improvements and lease commissions at medical office buildings.  Normalized FAD represents FAD excluding prepaid/straight-line rent cash receipts and adjusted for certain items detailed in Exhibit 1.  The company believes that normalized FFO and normalized FAD are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.  The company’s supplemental reporting measures and similarly entitled financial measures are widely used by investors and equity analysts in the valuation, comparison and investment recommendations of companies.  The company’s management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions.  Additionally, they are utilized by the Board of Directors to evaluate management.  The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity.  Finally, the supplemental reporting measures, as defined by the company, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.  Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended September 30, 2012, which is available on the company’s website (www.hcreit.com), for information and reconciliations of additional supplemental reporting measures.

3Q12 Earnings Release                                                                                                                                                                November 6, 2012

About Health Care REIT, Inc.  Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of seniors housing and health care real estate.  The company also provides an extensive array of property management and development services.  As of September 30, 2012, the company’s broadly diversified portfolio consisted of 1,030 properties in 46 states, the United Kingdom, and Canada.  More information is available on the company’s website at www.hcreit.com.

Forward-Looking Statements and Risk Factors  This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern and are based upon, among other things, the possible expansion of the company’s portfolio; the sale of facilities; the performance of its operators/tenants and facilities; its ability to enter into agreements with viable new tenants for vacant space or for facilities that the company takes back from financially troubled tenants, if any; its occupancy rates; its ability to acquire, develop and/or manage facilities; its ability to make distributions to stockholders; its policies and plans regarding investments, financings and other matters; its ability to successfully manage the risks associated with international expansion and operations; its tax status as a real estate investment trust; its critical accounting policies; its ability to appropriately balance the use of debt and equity; its ability to access capital markets or other sources of funds; and its ability to meet its earnings guidance. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The company’s expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care, seniors housing and life science industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; the company’s ability to transition or sell facilities with profitable results; the failure to make new investments as and when anticipated; acts of God affecting the company’s facilities; the company’s ability to re-lease space at similar rates as vacancies occur; the company’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; regulatory approval and market acceptance of the products and technologies of life science tenants; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future acquisitions; environmental laws affecting the company’s facilities; changes in rules or practices governing the company’s financial reporting; the movement of foreign currency exchange rates; and legal and operational matters, including real estate investment trust qualification and key management personnel recruitment and retention. Finally, the company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

3Q12 Earnings Release                                                                                                                                                                November 6, 2012

HEALTH CARE REIT, INC.

Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	September 30,
	2012	2011
Assets
Real estate investments:
Land and land improvements	$1,268,757	$1,039,079
Buildings and improvements	14,766,557	12,114,068
Acquired lease intangibles	572,765	361,832
Real property held for sale, net of accumulated depreciation	153,458	5,550
Construction in progress	219,705	208,257
	16,981,242	13,728,786
Less accumulated depreciation and intangible amortization	(1,480,293)	(1,084,746)
Net real property owned	15,500,949	12,644,040
Real estate loans receivable(1)	284,908	320,611
Less allowance for losses on loans receivable	-	(1,823)
Net real estate loans receivable	284,908	318,788
Net real estate investments	15,785,857	12,962,828
Other assets:
Investments in unconsolidated entities	456,552	239,984
Goodwill	68,321	68,321
Deferred loan expenses	57,539	59,446
Cash and cash equivalents	1,382,252	136,676
Restricted cash	140,404	56,675
Receivables and other assets(2)	391,350	337,159
	2,496,418	898,261
Total assets	$18,282,275	$13,861,089

Liabilities and equity
Liabilities:
Borrowings under unsecured lines of credit arrangements	$-	$390,000
Senior unsecured notes	4,921,712	4,432,092
Secured debt	2,314,717	1,888,083
Capital lease obligations	82,596	82,872
Accrued expenses and other liabilities	405,798	342,013
Total liabilities	7,724,823	7,135,060
Redeemable noncontrolling interests	35,047	32,863
Equity:
Preferred stock	1,022,917	1,010,417
Common stock	259,522	178,772
Capital in excess of par value	10,502,057	6,384,711
Treasury stock	(17,531)	(13,535)
Cumulative net income	2,077,641	1,849,290
Cumulative dividends	(3,485,592)	(2,826,800)
Accumulated other comprehensive income	(10,432)	(10,354)
Other equity	7,445	6,292
Total Health Care REIT, Inc. stockholders’ equity	10,356,027	6,578,793
Noncontrolling interests	166,378	114,373
Total equity	10,522,405	6,693,166
Total liabilities and equity	$18,282,275	$13,861,089

(1) Includes non-accrual loan balances of $13,035,000 and $9,287,000 at September 30, 2012 and 2011, respectively.
(2) Includes net straight-line receivable balances of $155,495,000 and $107,871,000 at September 30, 2012 and 2011, respectively.

3Q12 Earnings Release                                                                                                                                                                November 6, 2012

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2012	2011	2012	2011
	Revenues:
	Rental income	$290,225	$235,938	$826,627	$615,219
	Resident fees and service	174,464	125,125	498,295	319,559
	Interest income	8,111	7,858	24,131	32,433
	Other income	1,339	1,809	4,505	9,974
	Gross revenues	474,139	370,730	1,353,558	977,185

	Expenses:
	Interest expense	94,580	84,429	280,058	220,527
	Property operating expenses	144,479	103,127	409,606	266,081
	Depreciation and amortization	132,150	111,582	387,053	286,623
	General and administrative expenses	23,679	19,735	77,302	57,009
	Transaction costs	8,264	6,739	42,535	56,542
	Loss (gain) on derivatives, net	409	-	(1,712)	-
	Loss (gain) on extinguishment of debt, net	215	-	791	-
	Provision for loan losses	27,008	132	27,008	547
	Total expenses	430,784	325,744	1,222,641	887,329

	Income (loss) from continuing operations before income taxes
	and income from unconsolidated entities	43,355	44,986	130,917	89,856

	Income tax (expense) benefit	(836)	(223)	(3,754)	(563)
	Income (loss) from unconsolidated entities	(739)	1,642	2,250	4,156
	Income (loss) from continuing operations	41,780	46,405	129,413	93,449

	Discontinued operations:
	Gain (loss) on sales of properties, net	12,827	185	46,046	56,565
	Impairment of assets	(6,952)	-	(6,952)	(202)
	Income (loss) from discontinued operations, net	5,851	5,763	19,329	20,561
		11,726	5,948	58,423	76,924
	Net income (loss)	53,506	52,353	187,836	170,373
Less:	Preferred dividends	16,602	17,234	52,527	43,268
	Preferred stock redemption charge	-	-	6,242	-
	Net income (loss) attributable to noncontrolling interests	(365)	(1,488)	(2,241)	(2,721)
	Net income (loss) attributable to common stockholders	$37,269	$36,607	$131,308	$129,826

	Average number of common shares outstanding:
	Basic	224,391	177,272	212,592	169,636
	Diluted	226,258	177,849	214,075	170,301

	Net income (loss) attributable to common stockholders per share:
	Basic	$0.17	$0.21	$0.62	$0.77
	Diluted	$0.16	$0.21	$0.61	$0.76

	Common dividends per share	$0.74	$0.715	$2.22	$2.12

3Q12 Earnings Release                                                                                                                                                                November 6, 2012

Normalizing Items				Exhibit 1
(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Transaction costs	$8,264 (1)	$6,739	$42,535	$56,542
Special stock compensation grants	-	-	4,316	-
Loss (gain) on derivatives, net	409 (2)	-	(1,712)	-
Loss (gain) on extinguishment of debt, net	215 (3)	-	791	-
Provision for loan losses	27,008 (4)	132	27,008	547
Held for sale hospital operating expenses	-	212	215	1,306
Non-recurring other income	-	-	-	(3,774)
Preferred stock redemption charge	-	-	6,242	-
Total	$35,896	$7,083	$79,395	$54,621

Average diluted common shares outstanding	226,258	177,849	214,075	170,301
Net amount per diluted share	$0.16	$0.04	$0.37	$0.32

Notes:	(1) Primarily costs incurred with seniors housing acquisitions.
(2) Related to currency hedges executed to lock the exchange rates on international transactions.
(3) Related to secured debt extinguishments during the quarter.
(4) Primarily related to one seniors housing loan.

Funds Available for Distribution Reconciliation				Exhibit 2
(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net income (loss) attributable to common stockholders	$37,269	$36,607	$131,308	$129,826
Depreciation and amortization(1)	132,858	115,640	393,243	301,461
Losses/impairments (gains) on properties, net	(5,875)	(185)	(39,094)	(56,363)
Noncontrolling interests(2)	(4,631)	(2,330)	(13,689)	(11,802)
Unconsolidated entities(3)	8,518	1,631	15,996	4,476
Gross straight-line rental income	(13,231)	(11,891)	(37,162)	(27,909)
Prepaid/straight-line rent receipts	1,956	1,599	5,093	8,312
Amortization related to above (below) market leases, net	972	(532)	767	(1,588)
Non-cash interest expense	2,241	3,714	8,782	10,129
Cap-ex, tenant improvements, lease commissions	(9,345)	(9,992)	(28,578)	(26,873)
Funds available for distribution	150,732	134,261	436,666	329,669
Normalizing items, net(4)	35,896	7,083	79,395	54,621
Prepaid/straight-line rent receipts	(1,956)	(1,599)	(5,093)	(8,312)
Funds available for distribution - normalized	$184,672	$139,745	$510,968	$375,978

Average diluted common shares outstanding	226,258	177,849	214,075	170,301

Per diluted share data:
Net income (loss) attributable to common stockholders	$0.16	$0.21	$0.61	$0.76
Funds available for distribution	$0.67	$0.75	$2.04	$1.94
Funds available for distribution - normalized	$0.82	$0.79	$2.39	$2.21

Normalized FAD Payout Ratio:
Dividends per common share	$0.74	$0.715	$2.22	$2.12
FAD per diluted share - normalized	$0.82	$0.79	$2.39	$2.21
Normalized FAD payout ratio	90%	91%	93%	96%

Notes:	(1) Depreciation and amortization includes depreciation and amortization from discontinued operations.
	(2) Represents noncontrolling interests' share of net FAD adjustments.
	(3) Represents HCN's share of net FAD adjustments from unconsolidated entities.
	(4) See Exhibit 1.

3Q12 Earnings Release                                                                                                                                                                November 6, 2012

Funds From Operations Reconciliation				Exhibit 3
(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net income (loss) attributable to common stockholders	$37,269	$36,607	$131,308	$129,826
Depreciation and amortization(1)	132,858	115,640	393,243	301,461
Losses/impairments (gains) on properties, net	(5,875)	(185)	(39,094)	(56,363)
Noncontrolling interests(2)	(5,440)	(4,706)	(15,619)	(13,353)
Unconsolidated entities(3)	11,913	3,020	22,673	9,411
Funds from operations	170,725	150,376	492,511	370,982
Normalizing items, net(4)	35,896	7,083	79,395	54,621
Funds from operations - normalized	$206,621	$157,459	$571,906	$425,603

Average diluted common shares outstanding	226,258	177,849	214,075	170,301

Per diluted share data:
Net income (loss) attributable to common stockholders	$0.16	$0.21	$0.61	$0.76
Funds from operations	$0.75	$0.85	$2.30	$2.18
Funds from operations - normalized	$0.91	$0.89	$2.67	$2.50

Normalized FFO Payout Ratio:
Dividends per common share	$0.74	$0.715	$2.22	$2.12
FFO per diluted share - normalized	$0.91	$0.89	$2.67	$2.50
Normalized FFO payout ratio	81%	80%	83%	85%

Notes:	(1) Depreciation and amortization includes depreciation and amortization from discontinued operations.
(2) Represents noncontrolling interests' share of net FFO adjustments.
(3) Represents HCN's share of net FFO adjustments from unconsolidated entities.
(4) See Exhibit 1.

Outlook Reconciliations: Year Ended December 31, 2012				Exhibit 4
(in thousands, except per share data)
	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$1.07	$1.17	$0.91	$0.95
Losses/impairments (gains) on properties, net	(0.16)	(0.16)	(0.17)	(0.17)
Depreciation and amortization(1)	2.42	2.42	2.40	2.40
Funds from operations	3.33	3.43	3.14	3.18
Normalizing items, net(2)	0.20	0.20	0.35	0.35
Funds from operations - normalized	$3.53	$3.63	$3.49	$3.53

FAD Reconciliation:
Net income attributable to common stockholders	$1.07	$1.17	$0.91	$0.95
Losses/impairments (gains) on properties, net	(0.16)	(0.16)	(0.17)	(0.17)
Depreciation and amortization(1)	2.42	2.42	2.40	2.40
Net straight-line rent and above/below amortization(1)	(0.22)	(0.22)	(0.22)	(0.22)
Non-cash interest expense(1)	0.06	0.06	0.06	0.06
Cap-ex, tenant improvements, lease commissions(1)	(0.25)	(0.25)	(0.24)	(0.24)
Funds available for distribution	2.92	3.02	2.74	2.78
Normalizing items, net(2)	0.20	0.20	0.35	0.35
Prepaid/straight-line rent receipts	(0.01)	(0.01)	(0.02)	(0.02)
Funds available for distribution - normalized	$3.11	$3.21	$3.07	$3.11

Notes:	(1) Amounts presented net of noncontrolling interests' share and HCN's share of unconsolidated entities.
(2) See Exhibit 1.